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Issuer Free Writing Prospectus
Filed Pursuant to Rule 433
Registration No. 333-226849
September 7, 2018

111, Inc.

        111, Inc., or the Company, has filed a registration statement on Form F-1 (including a prospectus) with the Securities and Exchange Commission, or the SEC, for the offering to which this free writing prospectus relates. Before you invest, you should read the prospectus in that registration statement and other documents the Company has filed with the SEC for more complete information about the Company and this offering. Investors should rely upon the prospectus and any relevant free writing prospectus for complete details. You may obtain these documents and other documents the Company has filed for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, the Company, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling J.P. Morgan Securities LLC at +1-866-803-9204, Citigroup Global Markets Inc. at +1-800-831-9146, or China International Capital Corporation Hong Kong Securities Limited at +1-646-794-8800. You may also access the Company's most recent prospectus dated September 7, 2018, which is included in Amendment No. 2 to the Company's registration statement on Form F-1, as filed with the SEC on September 7, 2018, or Amendment No. 2, by visiting EDGAR on the SEC website at:

        https://www.sec.gov/Archives/edgar/data/1738906/000104746918006029/a2236602zf-1a.htm

        The following information supplements and updates the information contained in the Company's preliminary prospectus dated August 29, 2018 (the "Preliminary Prospectus"). This free writing prospectus reflects the following amendments that were made to the Preliminary Prospectus. All references to page numbers are to page numbers in Amendment No. 2.

(1)   Update the aggregate amount of ADSs up to which an existing shareholder of the Company and its affiliates have indicated interests to purchase in this offering on the cover page, pages 11, 54, 162 and 193:

        One of our existing shareholders and its affiliates have indicated interests in purchasing an aggregate of up to US$30.0 million worth of the ADSs being offered in this offering at the initial public offering price. Assuming an initial public offering price of US$15.00 per ADS, which is the mid-point of the estimated offering price range, the number of ADSs to be purchased by these potential purchasers would be up to 2,000,000 ADSs, representing approximately 21.5% of the ADSs being offered in this offering, assuming the underwriters do not exercise their over-allotment option.

(2)   Revise the following disclosure contained in the risk factor on page 54:

Participation in this offering by our existing shareholder and its affiliates would reduce the available public float for our ADSs.

        One of our existing shareholders and its affiliates have indicated interests in purchasing an aggregate of up to US$30.0 million worth of the ADSs being offered in this offering at the initial public offering price. Assuming an initial public offering price of US$15.00 per ADS, which is the mid-point of the estimated offering price range, the number of ADSs to be purchased by these potential purchasers would be up to 2,000,000 ADSs, representing approximately 21.5% of the ADSs being offered in this offering, assuming the underwriters do not exercise their over-allotment option.

        Because indications of interest are not binding agreements or commitments to purchase, the underwriters could determine to sell more, fewer or no ADSs to any of these potential purchasers, and any of these potential purchasers could determine to purchase more, fewer or no ADSs in this offering. If any of our existing shareholders and their affiliates purchase any ADSs in this offering, such purchases may reduce the available public float for our ADSs. Any purchase of our ADSs by our existing shareholders and their affiliates in this offering may also reduce the liquidity of our ADSs relative to what it would have been had these ADSs been purchased by other investors.

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111, Inc.